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                                                                    EXHIBIT 12.1

                      HEALTH CARE PROPERTY INVESTORS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Amounts in thousands, except ratios)

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
                                                                                          Historical
                                                              ---------------------------------------------------------------------
                                                                                                                           Three
                                                                                                                           Months
                                                                                 Year ended December 31,                   Ended
                                                              ----------------------------------------------------------- March 31,
                                                                 1992        1993        1994        1995         1996      1997
                                                              ---------------------------------------------------------------------
Fixed Charges:
        Interest expense ...................................   $ 19,780    $ 19,728    $ 20,133    $ 19,339    $ 26,401    $  6,762
        Capitalized interest ...............................        163         932         332         594       1,017         210
        Pro-rata share of unconsolidated partnerships' fixed
            charges ........................................      1,679       1,207       1,404       1,442         737         214
        Amortization of debt expense, debt discounts and
             interest factor in rental expense .............        388         771         767         985         949         244
                                                               --------------------------------------------------------------------
        Total ..............................................   $ 22,010    $ 22,638    $ 22,636    $ 22,360    $ 29,104    $  7,430
                                                               ====================================================================


Earnings:
        Income from operations .............................   $ 39,031    $ 47,506    $ 53,562    $ 60,395    $ 64,017    $ 16,090
        Add back fixed charges .............................     22,010      22,638      22,636      22,360      29,104       7,430
        Less capitalized interest ..........................       (163)       (932)       (332)       (594)     (1,017)       (210)
                                                               --------------------------------------------------------------------
        Total ..............................................   $ 60,878    $ 69,212    $ 75,866    $ 82,161    $ 92,104    $ 23,310
                                                               ====================================================================

        Ratio of earning to fixed charges ..................       2.77        3.06        3.35        3.67        3.16        3.14
                                                               ====================================================================

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